FRIENDABLE, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES B PREFERRED STOCK

PURSUANT TO SECTION 78 OF THE NEVADA REVISED STATUTES ("NRS")

The undersigned, Chief Executive Officer of Friendable, Inc., a Nevada corporation (the "***Corporation***") DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on April 11, 2019:

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Articles of Incorporation of the Corporation (the "***Articles***"), to provide by resolution or resolutions for the issuance of a series of shares of Preferred Stock, par value $0.0001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a new series of Preferred Stock and the number of shares constituting such series.

NOW, THEREFORE, BE IT RESOLVED:

Designation and Amount. The number of shares so designated as Series B Preferred Stock will be 1,000,000 which will not be subject to increase without the consent of the holders (each a "***Holder***" and collectively, the "***Holders***") of a majority of the outstanding shares of Series B Preferred Stock.

1. Dividends and Distributions.

1.1 Ordinary Dividends. The Holders of Series B Preferred Stock shall not be entitled to receive any Ordinary Dividends that may be declared by the Board of Directors.

1.2 Series B Profit Sharing. Each share of Series B Preferred Stock shall be entitled to a pro rata portion of an amount equal to 10% (Ten Percent) of the Net Revenues ("Net Revenues" being Gross Sales minus Cost of Goods Sold) derived from the subscriptions and other sales, but excluding and net of Vimeo fees, processing fees and up sells, generated by Fun Pass Inc., the wholly-owned subsidiary of the Corporation. The Series B Dividend shall be calculated and paid on a monthly basis in arrears starting on the day 30 days following the first day of the month following the initial issuance of the Series B Preferred and continuing for a period of 60 (Sixty) months.

2. <u>Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.</u>

2.1 <u>Liquidation Payment Amount for Holders of Series B Preferred Stock.</u> In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, after distributions to holders of the Series A Preferred Stock and before any distributions to holders of Common Stock, an amount per share equal to the Series B Original Issue Price, plus any dividends declared but unpaid thereon (the amount payable pursuant to this sentence is hereinafter referred to as the "***Series B Liquidation Amount***"). The "***Series B Original Issue Price***" shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 <u>Deemed Liquidation Events.</u>

2.2.1 <u>Definition.</u> Each of the following events shall be considered a "***Deemed Liquidation Event***" unless the holders of more than 50% of the outstanding shares of Series B Preferred Stock elect otherwise by written notice sent to the Corporation at least 3 business days prior to the effective date of any such event:

(a) a merger, consolidation or share exchange in which:

(i) the Corporation is a constituent party or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.2.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger, consolidation or share exchange for such transaction (the "***Merger Agreement***") provides that the consideration payable to the shareholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.2.1(a)(ii) or 2.2.1(b), if the Corporation does not effect a dissolution of the Corporation under the Business Corporation Act within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series B Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series B Preferred Stock, and (ii) if the holders of more than 50% of the then outstanding shares of Series B Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its shareholders, all to the extent permitted by Nevada law governing distributions to shareholders (the "***Available Proceeds***"), on the 150th day after such Deemed Liquidation Event (the "***Redemption Date***"), to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount (the "***Redemption Price***"). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock, the Corporation shall ratably redeem each holder's shares of Series B Preferred Stock to the fullest extent of such Available Proceeds and shall redeem the remaining shares as soon as it may lawfully do so under Nevada law governing distributions to shareholders. Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

Each holder of Series B Preferred Stock shall surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation, or at such other place as may be designated by the Corporation, on or before the Redemption Date, and

thereupon, on the Redemption Date, the Corporation shall pay the Redemption Price for such shares in immediately available funds, by wire transfer to an account designated by such holder or by certified or bank check payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. Each stock certificate surrendered for redemption shall be canceled and retired. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all dividends on the Series B Preferred Stock redeemed on the Redemption Date shall cease to accrue, all rights of the holders of the Series B Preferred Stock of the Corporation (except the right to receive the Redemption Price on surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Shares of Series B Preferred Stock that are subject to redemption but that have not been redeemed and the Redemption Price paid due to insufficient legally available funds shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of such Series B Preferred Stock until such shares have been redeemed and the Redemption Price has been paid.

2.2.3 Notice of Liquidating Event. Written notice of any Deemed Liquidating Event stating, as applicable, a payment date or Redemption Date, the place where such payment or redemption shall be made, the amount of each payment in liquidation or the Redemption Price and calling on such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing its shares of Series B Preferred Stock, shall be given not less than 10 days before the payment date or Redemption Date stated therein, to each holder of record of Series B Preferred Stock at such holder's address as shown in the records of the Corporation; provided, that, to the extent permitted under Section 4. hereof, any holder of Series B Preferred Stock may convert its shares of Series B Preferred Stock to Common Stock during such period at any time before the close of business on the last full day preceding the payment date or Redemption Date stated in such notice.

2.2.4 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the fair market value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The fair market value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

3. Voting.

3.1 General. Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock shall not be entitled to vote.

3.2 Series B Preferred Stock Protective Provisions. At any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of Incorporation) the written consent or affirmative vote of the holders of more than 50% of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may

be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void *ab initio*, and of no force or effect.

3.2.1 liquidate, dissolve or wind-up the business and affairs of the Corporation or of Fan Pass, effect any merger or consolidation other than a Deemed Liquidation Event, or consent to any of the foregoing;

3.2.2 amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock;

3.2.3 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series B Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption; or

3.2.4 (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series B Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series B Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred Stock in respect of any such right, preference or privilege.

4. Conversion.

The holders of the Series B Preferred Stock shall have conversion rights as follows (the "***Conversion Rights***"):

4.1 Right to Convert. The Holder shall have the right at any time on and following the earlier of: (i) the effective date of the Reverse Split (as defined below); and (ii) the six-(6) month anniversary of the issuance date of the Series B Preferred Stock, to convert all or any part of the outstanding Series B Preferred Stock into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the date of issuance of the respective Series B Preferred Stock (the "Issuance Date"), or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified at the conversion price determined as provided herein (a "***Conversion***").

4.1.1 Conversion Ratio. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, and without the payment of additional consideration by the holder thereof, into that number of fully paid and nonassessable shares of Common Stock equal to quotient of the number of Series B shares divided by the Series B Conversion Price. The "***Series B Conversion Price***" shall initially be equal to $.25 (Twenty-Five Cents), on the basis of the Corporation having effected a reverse split of not less than 18,000 for 1 (the "***Reverse Split***") prior to such Conversion. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. To determine the number of shares due upon conversion, the Holder shall divide the number of Series B shares to be converted by $.25. If the Corporation has not effected the reverse split at the time that a Holder seeks to convert the Series B Shares, then the Series B Conversion price shall be $.00004 per share.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

4.1.3 Limitation on Conversion. Notwithstanding anything to the contrary contained herein, a holder's right to exercise that holder's Conversion Rights shall be limited to the extent necessary to ensure that, following such exercise, the total number of shares of Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with such holder's for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the "***1934 Act***"), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder.

4.14 Restricted Shares. The shares of Common Stock issuable upon conversion of the Series B Preferred Stock may not be sold or transferred unless: (i) such shares are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act") or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) ("Rule 144"); or (iii) such shares are transferred to an "affiliate" (as defined in Rule 144) of the Company who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an Accredited Investor (as defined in the Purchase Agreement).

Any restrictive legend on certificates representing shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be removed and the Company shall issue to the Holder a new certificate therefore free of any transfer legend if the Company or its transfer agent shall have received an opinion of counsel from Holder's counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale

or transfer of such Common Stock may be made without registration under the Act, which opinion shall be accepted by the Company so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series B Preferred Stock such security is registered for sale by the Holder under an effective registration statement filed under the Act; or otherwise may be sold pursuant to an exemption from registration. In the event that the Company does not reasonably accept the opinion of counsel provided by the Holder with respect to the transfer of Securities pursuant to an exemption from registration (such as Rule 144), at the Deadline, it will be considered an Event of Default hereunder.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the number of shares issued to the nearest whole number. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the "***Conversion Time***"), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (ii) pay all declared but unpaid dividends on the shares of Series B Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation. Before taking any action that would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series B Conversion Price.

4.3.3 Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series B Preferred.

4.4.1 Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable on the conversion of Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether

by capital reorganization, reclassification, or otherwise (other than as provided for in Subsection 4.4.3), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable on such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately before such reorganization, reclassification, or change.

4.4.2 Sales, Reorganizations, Mergers or Consolidations. In case of any consolidation or merger of the Corporation with or into another entity, the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another person or the sale, transfer or other disposition of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation (other than a consolidation, merger or sale treated as a Deemed Liquidating Event pursuant to Section 2 above), each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable on conversion of Series B Preferred Stock would have been entitled on such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions of Section 4, with respect to the rights and interest thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth in Section B.4. shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of Series B Preferred Stock.

4.4.3 Reverse Stock Splits, Redemptions and Repurchases. In case the Corporation shall at any time reduce the number of outstanding shares of Common Stock by reverse stock split, redemption, repurchase or otherwise without a corresponding combination of the Series B Preferred Stock, the Series B Conversion Price in effect immediately before such share reduction shall be proportionately increased. Notwithstanding the forgoing, any reverse split effected by the Company within six months of the effective date of this Designation, shall not to serve to adjust the Series B Conversion Price set forth in Section 4.1.1 above.

4.4.4 Certificate of Adjustment. On the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section B.4., the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof and prepare and furnish to each holder of Series B Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts on which such adjustment or readjustment is based. The Corporation shall, on the written notice at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustment or readjustment, (b) the Series B Conversion Price at the time in effect, and (c) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received on the conversion of such holder's shares.

5. Acquired Shares. Any shares of Series B Preferred Stock that are acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following acquisition.

6. Preemptive Rights. Holders of Series B Preferred Stock shall not have preemptive rights to acquire shares of stock or securities convertible into shares of stock issued by the corporation.

7. Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of more than 50% of the shares of Series B Preferred Stock then outstanding.

8. Notices. Any notice required or permitted by the provisions hereof to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation or given by electronic communication in compliance with the provisions of NRS 78.370 and shall be deemed sent upon mailing or electronic transmission.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned Chief Executive Officer as of the date below

Date: April 11, 2019.

FRIENDABLE, INC.:

By: ____________________

Name: Robert Rositano Jr.

Title: CEO

EXHIBIT A

FRIENDABLE, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock of FRIENDABLE, INC. (the "***Certificate of Designation***"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B Convertible Preferred Stock, $0.0001 par value per share (the "***Preferred Shares***"), of FRIENDABLE, INC., a Nevada corporation (the "Company"), indicated below into shares of common stock, $0.0001 par value per share (the "Common Stock"), of the Company, as of the date specified below.

Date of Conversion: ______________________________

Number of Preferred Shares to be converted: ______________________________

Share certificate no(s). of Preferred Shares to be converted: ______________________________

Tax ID Number (If applicable): ______________________________

Conversion Price: ______________________________

Number of shares of Common Stock to be issued: ______________________________

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: ______________________________

____

Address: ______________________________

Telephone Number: ______________________________

Facsimile Number: ______________________________

Holder: ______________________________

By: ______________________________

Title: ______________________________

Dated: ______________________________

Account Number (if electronic book entry transfer): ______________________________

Transaction Code Number (if electronic book entry transfer): ______________________________

EXHIBIT B
Investor Questionnaire

see attached: